Filed Pursuant to Rule 424(b)(3)

Registration No. 333-180650

Prospectus Supplement No. 5

(to prospectus dated May 2, 2012)

This Prospectus Supplement No. 5 supplements and amends the prospectus dated May 2, 2012, or the Original Prospectus, and the other Prospectus Supplements thereto, dated May 10, 2012, June 11, 2012, June 19, 2012 and July 26, 2012, which we refer to collectively as the Prospectus. The Prospectus relates to the sale of an aggregate of 20,819,468 shares of our common stock, $0.0001 par value per share, by the selling stockholders identified in the Original Prospectus, including their transferees, pledgees, donees or successors.

This Prospectus Supplement No. 5 should be read in conjunction with, and delivered with, the Original Prospectus, and is qualified by reference to the Original Prospectus except to the extent that the information in this Prospectus Supplement No. 5 supersedes the information contained in the Original Prospectus.

We are filing this Prospectus Supplement No. 5 to reflect the transfer of warrants by Ayer Capital Partners Master Fund, L.P., Ayer Capital Partners Kestrel Fund, LP and Epworth-Ayer Capital. The table appearing under the caption “Selling Security Holders” on page 14 of the Original Prospectus is hereby amended and supplemented by (i) amending the entries for Ayer Capital Partners Master Fund, L.P., Ayer Capital Partners Kestrel Fund, LP and Epworth-Ayer Capital, as well as the corresponding footnote for each such entry, as set forth below, and (ii) adding an entry and corresponding footnote for Midsummer Small Cap Master, Ltd., as set forth below. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and is based upon information provided by the selling stockholders named below. Based upon information provided by the selling stockholders named below, to our knowledge, none of the selling stockholders, nor any of their affiliates, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with us (or our predecessors or affiliates) during the past three years.

Selling Stockholder	# of Shares Beneficially Owned Before Offering	# of Shares Offered	# of Shares Underlying Warrants Offered	# of Shares Beneficially Owned After Offering	% of Shares Beneficially Owned After Offering
Ayer Capital Partners Master Fund, L.P. (4)	1,275,147	1,275,147	—	—	*
Ayer Capital Partners Kestrel Fund, LP (5)	27,956	27,956	—	—	*
Epworth-Ayer Capital (6)	77,636	77,636	—	—	*
Midsummer Small Cap Master, Ltd. (35)	407,684	0	345,184	62,500	*

*	Less than 1%
(4)	Ayer Capital Management, LP, investment manager of Ayer Capital Partners Master Fund, L.P., may be deemed to have voting and investment power with respect to such shares. Jay Venkatesan, managing member of the general partner of Ayer Capital Management, LP, may also be deemed to have voting and investment power with respect to such shares.

(5)	Ayer Capital Management, LP, investment manager of Ayer Capital Partners Kestrel Fund, LP, may be deemed to have voting and investment power with respect to such shares. Jay Venkatesan, managing member of the general partner of Ayer Capital Management, LP, may also be deemed to have voting and investment power with respect to such shares.
(6)	Ayer Capital Management, LP, investment manager of Epworth-Ayer Capital, may be deemed to have voting and investment power with respect to such shares. Jay Venkatesan, managing member of the general partner of Ayer Capital Management, LP, may also be deemed to have voting and investment power with respect to such shares.
(35)	Consists of 407,684 shares issuable upon exercise of warrants. Michel Amsalem and Joshua Thomas may be deemed to have voting and investment power with respect to such shares.

This investment involves risks. See “Risk Factors” on page 10 of the Original Prospectus, as updated by the supplements thereto and the additional documents incorporated by reference therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement No. 5 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 5 is April 17, 2013.

2.